SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act

May 2, 2011
Date of Report

(Date of Earliest Event Reported)

Commission File No. 000-54300

RELIABRAND INC.

(Exact name of Registrant as specified in its charter)

Nevada, USA	75-3260541
(State of Incorporation)	(IRS Employer Identification No.)

23890 Copper Hill Drive, #206, Valencia CA 91354

(Address of principal executive offices)(Zip Code)

Company's telephone number, including area code: (661) 414-7125

ITEM 3.02 Unregistered Sales of Equity Securities

On May 2, 2011, the Board of Directors of the Company authorized and approved the issuance of 10,000 Series A Preferred Stock shares to Antal Markus, our Director and CEO, in exchange for Mr. Markus returning nine million shares of the Company’s common stock he owns back to the treasury of the Company.  The issuance of the Series A Preferred Stock was made in reliance upon the exemptions from the registration requirements set forth in Regulation S promulgated under the Securities Act of 1933, as amended.

ITEM 5.01 Changes in Control of Registrant.

On May 2, 2010, Antal Markus, our Director and CEO, returned 9,000,000 shares of the Company’s common stock to the treasury for cancellation.  The Company has canceled these shares and it may re-issue these shares in the future.   In exchange, Mr. Markus was issued 10,000 shares of the Company’s previously authorized Series A Preferred Stock.  The Series A Preferred Stock was so designated and created by prior management of the Company.

In addition to other terms and conditions, the 10,000 Series A Preferred Stock have an aggregate voting power of 45% of the combined voting power of the entire Company’s shares, Common Stock and Preferred Stock, for so long as the Company is in existence.  Without the vote or consent of the holders of at least a majority of the shares of Series A Preferred Stock then outstanding, the Company may not (i) authorize, create or issue, or increase the authorized number of shares of, any class or series of capital stock ranking prior to or on a parity with the Series A Preferred Stock, (ii) authorize, create or issue any class or series of common stock of the Company other than the Common Stock, (iii) authorize any reclassification of the Series A Preferred Stock, (iv) authorize, create or issue any securities convertible into or exercisable for capital stock prohibited by (i) or (ii), (v) amend the Certificate of Designations or (vi) enter into any merger or reorganization, or disposal of assets involving 20% of the total capitalization of the Company.  The holders of the Series A Preferred Stock shall not be entitled to receive dividends per share of Series A Preferred Stock.  The Company shall have no rights to redeem Series A Preferred Stock.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

June 8, 2011	RELIABRAND INC.

/s/ Antal Markus
Antal Markus, CEO